As filed with the Securities and Exchange Commission on November 12, 2014

Registration No. 333-199394

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Habit Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5812	36-4791171
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

17320 Red Hill Avenue, Suite 140

Irvine, CA 92614

Telephone: (949) 851-8881

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Russell W. Bendel

President and Chief Executive Officer

17320 Red Hill Avenue, Suite 140

Irvine, CA 92614

Telephone: (949) 851-8881

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carl Marcellino, Esq. Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 Telephone: (212) 841-0623 Facsimile: (646) 728-1523	Michael Flynn, Esq. Gibson, Dunn & Crutcher LLP 3161 Michelson Drive Irvine, CA 92612 Telephone: (949) 451-3800 Facsimile: (949) 451-4220

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated Filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Class A Common Stock, par value $0.01 per share	$92,000,000	$10,690.40

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Calculated pursuant to Rule 457(o) of the Securities Act.
(4)

$10,022.25 was previously paid in connection with the filing on October 16, 2014. An additional $668.15 is paid herewith in connection with the increased proposed maximum aggregate offering price amount.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-199394) (the “Form S-1”) of The Habit Restaurants, Inc. is being filed solely for the purpose of updating the registration fee table on the cover page and amending “Part II – Information Not Required In Prospectus” to reflect revisions to “Item 13 – Other Expenses of Issuance and Distribution” to the Form S-1. Other than the registration fee table on the cover page, “Item 13 – Other Expenses of Issuance and Distribution” and the signature page to the Form S-1, the remainder of the Form S-1 is unchanged. Accordingly, the prospectus that forms a part of the Form S-1 is not reproduced in this Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee	$10,690.40
FINRA filing fee	$14,300.00
Stock exchange listing fees	$125,000.00
Blue sky fees and expenses	$10,000.00
Printing and engraving expenses	$330,000.00
Accounting fees and expenses	$1,100,000.00
Legal fees and expenses	$1,700,000.00
Transfer agent and registrar fees	$10,000.00
Miscellaneous fees and expenses	$250,000.00

TOTAL	$3,549,990.40

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and amended and restated by-laws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We intend to enter into indemnification agreements with our directors and officers. These agreements will provide broader indemnity rights than those provided under the Delaware General Corporation Law and our amended and restated certificate of incorporation. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, The Habit Restaurants, LLC, issued unregistered securities to its directors, officers and employees as set forth below.

Class C Units

We have issued 15,824 Class C units of The Habit Restaurants, LLC to our directors, officers and employees. In each case, once vested, the Class C units may be converted to Class A units of The Habit Restaurants, LLC at a conversion price ranging from $100 to $544 per Class A unit.

These Class C units were issued in transactions exempt from registration under the Securities Act pursuant to Rule 701 of the Securities Act. The company only receives proceeds upon the conversion of the Class C units to Class A units.

Of the outstanding Class C units, 815 of such units have been converted to Class A units. In fiscal year 2011, 90 units were converted at a conversion price of $100 per share, for a total of $9,000. In fiscal year 2013, 500 units were converted at a conversion price of $100 per share and 200 units were converted at a conversion price of $135 per share, for a total of $77,000. In the 39 weeks ended September 30, 2014, 25 units were converted at a conversion price of $100 per share, for a total of $2,500 and 800 units were converted at a conversion price of $135 per share, for a total of $108,000.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California on the 12th day of November, 2014.

The Habit Restaurants, Inc.

By:	/s/ Russell Bendel
Name: Russell Bendel Title: President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the 12th day of November, 2014.

Signature	Title

/s/ Russell Bendel	President, Chief Executive Officer and Director (Principal Executive Officer)
Russell Bendel

/s/ Ira Fils	Chief Financial Officer and Secretary; Director (Principal Accounting and Financial Officer)
Ira Fils

*	Director
Christopher Reilly

*	Director
Allan Karp

*	Director
Ira Zecher

*	Director
A. William Allen III

*By	/s/ Ira Fils
Attorney-in-fact

EXHIBIT LIST

Exhibit number		Description of exhibit
1.1	*	Form of Purchase Agreement.

3.1	*	Amended and Restated Certificate of Incorporation of the Registrant

3.2	*	Amended and Restated By-Laws of the Registrant

4.1	*	Form of Class A Common Stock Certificate of the Registrant

4.2	*	Form of Class B Common Stock Certificate of the Registrant

5.1	*	Opinion of Ropes & Gray LLP

10.1	*	Form of Amended and Restated Limited Liability Company Agreement of The Habit Restaurants, LLC

10.2	*	Form of Tax Receivable Agreement

10.3	*	2014 Omnibus Incentive Plan, and form of agreements thereunder

10.4	*	Promissory Note between The Habit Restaurants, LLC and California Bank & Trust, dated July 23, 2014

10.5	*	Management Incentive Plan

10.6	*	Management and Monitoring Agreement, dated July 31, 2007, by and between KarpReilly, LLC, F-Habit, LLC and The Habit Restaurants, LLC

10.7	*	Amended and Restated Trademark and Intellectual Property License Agreement, dated July 31, 2007, by and between Habit Holding Company, LLC, Reichard Bros. Enterprises, Inc., Brent Reichard and Bruce Reichard

10.7	(a)*	First Amendment to Amended and Restated Trademark and Intellectual Property License Agreement, dated October 24, 2014, by and between The Habit Restaurants, LLC, Reichard Bros. Enterprises, Inc., Brent Reichard and Bruce Reichard

10.8	*	Employment Agreement, dated June 2, 2008, by and between The Habit Restaurants, LLC and Russ Bendel, as amended in March 2012

10.8	(a)*	Second Amendment to Employment Agreement, dated October 31, 2014, by and between The Habit Restaurants, LLC and Russ Bendel

10.9	*	Employment Agreement, dated August 18, 2008, by and between The Habit Restaurants, LLC and Ira Fils, as amended in March 2012

10.9	(a)*	Second Amendment to Employment Agreement, dated October 31, 2014, by and between The Habit Restaurants, LLC and Ira Fils

10.10	*	Employment Agreement, dated July 31, 2007, by and between The Habit Restaurants, LLC and Anthony Serritella

10.10	(a)*	First Amendment to Employment Agreement, dated October 31, 2014, by and between The Habit Restaurants, LLC and Anthony Serritella

10.11	*	Form of Indemnification Agreement

10.12	*	Form of Registration Rights Agreement

10.13	*	Form of Recapitalization Agreement

21.1	*	List of Subsidiaries of the Registrant

23.1	*	Consent of Independent Registered Public Accounting Firm.

23.2	*	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1	*	Power of Attorney

24.2	*	Power of Attorney of A. William Allen III

*	Previously filed.